EXHIBIT 23.6
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated October 23, 2007 accompanying the consolidated financial statements of Icahn Investment Management Entities included in the Current Report on Form 8-K dated October 24, 2007, for the year ended December 31, 2006 which is incorporated by reference in this Registration Statement and Prospectus. We consent to the incorporation by reference in the Registration Statement and Prospectus of the aforementioned report and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

New York, New York
December 26, 2007